Exhibit 10.24

Investment Agreement

The Parties of this agreement are Yao-Teh International Recreation Co., Ltd. (hereinafter referred to as “Party A”) represented by Fun-Ming Lo, and Wei-Yuan Teng (an individual, hereinafter referred to as “Party B”). As of April 21, 1995, Party B has invested in the development project of Party A’s Royal Country Golf Club located in the Miao Li County. Due to Mr. Teng’s personal and tax reasons, Party B decides not to register his ownership in Party A on Party A’s book records. In order to avoid future disputes, both parties agree to sign this Investment Agreement as proof of Party B’s investment with the following terms:

I.	The total amount of Party B’s investment is NINE HUNDRED AND EIGHTY MILLION New Taiwanese Dollars.
(i)	Party A shall not refuse Party B to review and inspect any financial reports and accounting statements related to Party A’s business operations.
(ii)	Although Party B does not register his ownership in Party A with the Commercial Division of the Ministry of Economic Affairs of Taiwan, Party B’s rights as a shareholder are the same as those of all other shareholders of Party A, and such rights of Party B shall not in any manner be adversely impacted because of his non-registration on Party A’s book.
(iii)	Party A agrees that when the Royal Country Golf Club is sold to a third party in the future, or a third party invests cash to Party A in an amount that exceeds 51% of Party A’s total capital contribution based on the registered capital contribution of Party A, Party A shall be willing to return to Party B Party B’s original investment set forth herein.

II.	Party B agrees to fully cooperate with Royal Country Golf Club’s business operation and strategies, including future sale of Royal Country Golf Club, capital raise in Party A, reinvestment of Party A’s assets, Royal Country Golf Club’s cooperation and co-development with a third party, and any other events related to Party A’s business operations.

III.	Party B agrees that Party B’s ownership interest in Party A is not and shall not be reflected in a fixed percentage of Party A’s total outstanding stock. Party B’s ownership interest in Party A shall be based on the amount of Party B’s initial investment as set forth herein. In the event of distribution of Party A’s profits, Party B shall receive his profits on a pro rata basis based on the percentage of Party B’s investment amount divided by the then total capital contribution in Party A.

IV.	Party B shall not be responsible for any Party A’s liabilities or debts incurred during the period of Party A’s operation. Under no circumstance shall any of Party A’s creditors have any right to seek recovery from or allege claims against Party B. If any Party A’s assets are seized and auctioned by a creditor bank, Party B shall have the right to participate in the distribution of the remaining assets of Party A with other Party A’s creditors.

V.	If there is a dispute about any provision of this Agreement, both parties agree that Taipei District Court has the jurisdiction over such dispute and shall be the venue for the litigation thereof.

VI.	Each party has one copy of the Agreement as proof.

[Signature Page Follows]

Parties:
Party A: Yao-Teh International Recreation Co., Ltd.

/s/ Fun-Ming Lo
Representative: Fun-Ming Lo

Party B: Wei-Yuan Teng

/s/ Wei-Yuan Teng

Republic of China, April 21, 1995